Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2015

Strong Increases in System Sales Driven by Continuing Purion Platform Gains

BEVERLY, Mass. — May 5, 2015—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2015. Recent highlights include:

•                 Revenues of $73.3 million, a 17.2% increase over the fourth quarter.

•                 System sales of $42.5 million, a 42.3% increase over the fourth quarter.

•                 Operating profit of $3.4 million, the second consecutive quarter of profitability.

•                 Cash of $74.5 million, the highest level net of debt since 2002.

•                 Increased gross margin to 31.9% from 30.1% in the fourth quarter.

•                 Increased market share from 8.8% in 2013 to 12.3% in 2014, according to Gartner Dataquest.

The Company reported first quarter revenue of $73.3 million, compared to $62.5 million for the fourth quarter of 2014. Operating profit for the quarter was $3.4 million, compared to $0.4 million for the fourth quarter. Net income for the quarter was $1.9 million, or $0.02 per share. This compares to net income for the fourth quarter of 2014 of $0.2 million, or $0.00 per share. Cash was $74.5 million at March 31, 2015, an increase of $43.7 million that included proceeds from the sale of our headquarters and cash generated from operations. This compares with $30.8 million at December 31, 2014.

Chairman and CEO Mary Puma said, “During the first quarter execution across the business was solid. We made excellent progress toward our market share goals due to rising Purion platform sales, including both new penetrations and multiple follow on orders, and growth in the memory and non-leading edge foundry and logic segments. Looking ahead, our highly leveraged business model and differentiated product technology should enable us to deliver strong earnings and generate significant cash in 2015.”

Business Outlook

For the second quarter ending June 30, 2015, Axcelis expects revenues to be $69-74 million. Gross margin in the second quarter is expected to be approximately 33%. Second quarter operating profit is forecasted to be $4-6 million with earnings of $0.02-0.04 per share. Cash in the second quarter is expected to be approximately $80 million.

News Release

First Quarter 2015 Conference Call
The Company will host a conference call today at 5:00 pm ET to discuss results for the first quarter 2015. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 1.866.588.8911 (1.707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 26415161. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2015	2014
Revenue:
Product	$67,530	$55,015
Services	5,753	5,825
Total revenue	73,283	60,840
Cost of revenue:
Product	45,185	33,802
Services	4,718	5,298
Total cost of revenue	49,903	39,100

Gross profit	23,380	21,740

Operating expenses:
Research and development	8,199	9,257
Sales and marketing	5,628	5,476
General and administrative	6,101	6,481
Restructuring charges	10	200
Total operating expenses	19,938	21,414

Income from operations	3,442	326

Other (expense) income:
Interest income	3	2
Interest expense	(1,043)	(251)
Other, net	(433)	292
Total other (expense) income	(1,473)	43

Income before income taxes	1,969	369

Income tax provision	101	195

Net income	$1,868	$174

Net income per share
Basic	$0.02	$0.00
Diluted	$0.02	$0.00

Shares used in computing net income per share:
Basic weighted average common shares	113,152	110,649
Diluted weighted average common shares	118,720	115,798

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$74,548	$30,753
Accounts receivable, net	42,753	42,794
Inventories, net	109,525	104,063
Prepaid expenses and other assets	19,066	18,755
Property, plant and equipment, net	30,198	30,464
Restricted cash	67	825
Total assets	$276,157	$227,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$30,536	$21,605
Accrued compensation	5,611	4,232
Warranty	2,163	1,527
Income taxes	322	196
Deferred revenue	8,656	7,231
Bank debt	—	14,530
Sale leaseback obligation	47,586	—
Other liabilities	10,014	9,981
Total liabilities	104,888	59,302

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 300,000 shares authorized; 113,633 shares issued and 113,513 shares outstanding at March 31, 2015; 112,849 shares issued and 112,729 shares outstanding at December 31, 2014	114	113
Additional paid-in capital	521,107	519,068
Treasury stock, at cost, 120 shares at March 31, 2015 and December 31, 2014	(1,218)	(1,218)
Accumulated deficit	(349,019)	(350,887)
Accumulated other comprehensive income	285	1,276
Total stockholders’ equity	171,269	168,352
Total liabilities and stockholders’ equity	$276,157	$227,654